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                                 Exhibit 23.1
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[LETTERHEAD OF KPMG]
Independent Accountants' Consent

The Board of Directors
LifeF/X, Inc.


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the LifeF/X, Inc. 1999 Long Term Incentive Plan of our report dated February 18, 2000, with respect to the consolidated balance sheets of LifeF/X, Inc. and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of operations and cash flows for each of the years in the two-year period ended December 31, 1999 and for the period from June 1, 1997 (inception) to December 31, 1997 and the period from June 1, 1997 (inception) to December 31, 1999, which consolidated financial statements are included in the Lifef/x, Inc. 1999 Annual Report on Form 10-KSB.



/s/ KPMG LLP

Los Angeles, California
April 11, 2000